UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PubMatic, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PubMatic, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M. PACIFIC TIME ON WEDNESDAY, MAY 31, 2023
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2023 annual meeting of stockholders (the “Annual Meeting”) of PubMatic, Inc. (the “Company” or “PubMatic”) will be held via a virtual meeting on Wednesday, May 31, 2023 at 9:00 a.m. Pacific Time. You can attend the Annual Meeting via the internet and vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/PUBM2023. You will need to have your 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
The Company is holding the Annual Meeting to:
(1)
Elect six directors, each to serve until the 2024 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal;

(2)	Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023;
(3)	Approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers; and
(4)	Transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Company's board of directors has fixed the close of business on April 11, 2023 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on April 11, 2023 are entitled to receive notice of, and to vote at, the meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
A list of stockholders entitled to vote at the Annual Meeting will be available upon request by any stockholder for any purpose relating to the Annual Meeting. Stockholders can request the list of stockholders through our investor relations website at https://investors.pubmatic.com/investor-relations.
On or about April 21, 2023, the Company expects to mail to our stockholders the Notice containing instructions on how to access the Company's proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of the Company's proxy materials by mail.
Your vote is important. Whether or not you expect to attend the Annual Meeting, the Company encourages you to read the proxy statement and vote through the Internet or by telephone, or to request, sign and return your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting.
PubMatic appreciates your continued support.
By Order of the Board of Directors

Rajeev K. Goel
Chief Executive Officer
April 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting of Stockholders to be held on May 31, 2023: the Proxy Statement and our 2022 Annual Report on Form 10-K are available at https://investors.pubmatic.com/investor-relations.

PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
PUBMATIC, INC.
TO BE HELD AT 9:00 A.M. PACIFIC TIME ON WEDNESDAY, MAY 31, 2023
GENERAL INFORMATION
This proxy statement and the enclosed form of proxy are being provided to you in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of PubMatic, Inc. (the “Company”) for use at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held via a virtual meeting on Wednesday, May 31, 2023 at 9:00 a.m. Pacific Time. You will be able to attend the Annual Meeting and vote during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PUBM2023. It is important that you retain a copy of the control number found on the proxy card or voting instruction form, as such number will be required in order for stockholders to gain access to the virtual meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 21, 2023 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING AT THE ANNUAL MEETING
What matters will be voted on at the Annual Meeting?
The following items will be voted on at the Annual Meeting:
(1)
the election of six directors, each to serve until the 2024 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal;

(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
(3)	the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and
(4)	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does the Board of Directors recommend that I vote on these proposals?
Our Board of Directors recommends that you vote:
(1)
“FOR” the election of each of the directors named in this proxy statement (“Proposal No. 1”), each to serve until the 2024 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal; and

(2)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (“Proposal No. 2”); and
(3)	“FOR” the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement (“Proposal No. 3”).
If any other items of business or other matters are properly brought before the Annual Meeting and you have not given us prior instruction on how to vote your shares, your proxy gives authority to the persons named on the proxy card to vote those shares with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.
Why are you holding a virtual Annual Meeting?
Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live video webcast. We choose the virtual format to facilitate stockholder participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders to have direct access to information more quickly, while saving the Company and our stockholders time and money.
What is a proxy?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy, that designation also is called a “proxy” or, if in a written document, a “proxy card.” Rajeev K. Goel and Andrew Woods have been designated as proxies for the Annual Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 21, 2023 to all stockholders entitled to vote at the Annual Meeting. The Notice also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
What is the record date?
Only holders of record of our common stock at the close of business on April 11, 2023 (the “Record Date”), will be entitled to vote at the meeting. At the close of business on the Record Date, we had 43,165,585 shares of Class A common stock outstanding and entitled to vote and 9,251,865 shares of Class B common stock outstanding and entitled to vote. No shares of preferred stock were outstanding as of such date. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
How many votes do I get?
Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal.
Who is entitled to vote?
Stockholder of Record: Shares Registered in Your Name. If on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the “stockholder of record” with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are considered to be the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account by following the voting instructions that your nominee provides. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.
How many votes are needed for the approval of each proposal?
The following table sets forth the voting requirement with respect to each of the proposals:
Proposal No. 1 - Election of Directors
Each director will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. This means that the six individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two, three, four, five or all of the nominees or “WITHHOLD” your vote with respect to one, two, three, four, five or all of the nominees. You may not cumulate votes in the election of directors. Any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 2 - Ratification of appointment of independent registered public accounting firm
Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3 - Non-binding advisory vote to approve the compensation paid to the Company's named executive officers
To be approved by our stockholders, if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Withheld votes or broker non-votes will not affect the outcome of the vote.

How many shares must be present to hold the Annual Meeting?
The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the Record Date must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the virtual meeting or if you have properly submitted a proxy. If a quorum is not obtained, the chairperson of the Annual Meeting or the holders of a majority of the shares of common stock present at the Annual Meeting may adjourn the Annual Meeting to a later date.
How do I vote?
Stockholders of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in one of the following ways:
•
You may vote online at the Annual Meeting website. If you plan to attend the virtual Annual Meeting, you may vote online at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PUBM2023. You will need your 16-digit control number to join the Annual Meeting.

•
You may vote by telephone or over the Internet. To vote by telephone or over the Internet, follow the instructions provided in the Notice or proxy card. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

•	You may vote by mail. If you request or receive a paper proxy card, simply complete, sign and date the proxy card and return it as soon as possible before the Annual Meeting in the envelope provided.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 30, 2023. Submitting your proxy, whether by telephone, through the Internet or by mail if you requested or received a paper proxy card, will not affect your right to vote online should you decide to attend the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are not the stockholder of record (as described above in the question “Who is entitled to vote?”), please refer to the voting instructions provided by your nominee to direct how to vote your shares. You must follow the voting instructions provided by your nominee to instruct your nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your brokerage firm, bank or other nominee. As discussed above, you may vote your shares online at the Annual Meeting only by following the instructions from your brokerage firm, bank or other nominee.

What if a stockholder does not provide a proxy or the proxy is returned without specifying choices on the proposals?
You should specify your choice for each proposal to be voted upon at the Annual Meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the proposals to be voted upon at that Annual Meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining whether a quorum exists for the Annual Meeting. If you do return a proxy via the Internet, telephone or mail, but you fail to specify how your shares should be voted on one or more proposals to be voted upon at the Annual Meeting, then to the extent you did not specify a choice, your shares will be voted: (i) “FOR” Proposal No. 1 for the election of all of the director nominees, (ii) “FOR” Proposal No. 2 ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and (iii) “FOR” Proposal No. 3, on a non-binding advisory basis, the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our Annual Meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals. The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the meeting will be deemed present at our Annual Meeting for purposes of determining whether the necessary quorum exists to proceed with the Annual Meeting but will not be considered entitled to vote on the non-routine proposals. Under applicable rules, we believe Proposal No. 1 (election of directors) and Proposal No. 3 (non-binding advisory vote to approve the compensation of our named executive officers) are considered non-routine matters and as such, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners. We believe Proposal No. 2 (ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm) is considered under applicable rules to be a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
Can I revoke my proxy or change my vote?
Stockholder of Record: Shares Registered in Your Name. A stockholder of record who has given a proxy may revoke or change their proxy at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:
•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing, dating and delivering a proxy bearing a later date;
•	voting again through the internet or by telephone; or
•	attending and voting online at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If you are a beneficial owner, you must contact the brokerage firm, bank or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.
Who is paying for the expenses of the solicitation?
We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” our proxy materials and annual report, including the Notice. This means that only one copy of our annual report and proxy materials, including the Notice, as applicable, may have been sent to multiple stockholders in your household unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.
Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, annual report and other proxy materials, you may contact us by mail at PubMatic, Inc., 601 Marshall St., Redwood City, California 94063, Attention: Investor Relations or by telephone at (650) 331-3485. Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
Any stockholders who share the same address and currently receive multiple copies of our Notice or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations Department at the address listed above.
Where can I find the voting results of the Annual Meeting?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. We will announce preliminary voting results at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Cathleen Black, Susan Daimler, Amar K. Goel, Rajeev K. Goel, Jacob Shulman, and Shelagh Glaser, each an incumbent director, as nominees for election as directors at the Annual Meeting. If elected, each of the director nominees will serve as a director until our 2024 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. For information concerning the nominees, please see the section below entitled “Board of Directors and Corporate Governance.”
Vote Required
Each director will be elected by a plurality of the votes present online at the virtual Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director. Withheld votes and broker non-votes will have no effect on the outcome of this proposal. Each nominee has consented to being named in this proxy statement and to serve if elected.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2023. Deloitte & Touche LLP also served as our principal independent registered public accounting firm for the fiscal year ended December 31, 2022.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our principal independent registered public accounting firm for the fiscal year ending December 31, 2023. Although stockholder ratification is not required by applicable legal requirements, our Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our principal independent registered public accounting firm and as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified by our stockholders, our Audit Committee will review its future selection of Deloitte & Touche LLP as our principal independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2023 if our Audit Committee believes that such a change would be in in our best interests and the interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, in which case they will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table presents fees for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2022 and 2021.
	Fiscal Year
Fees Billed	2022	2021
Audit fees(1)	$2,060,458	$1,842,915
Audit-related fees(2)	0	514,417
Tax fees(3)	298,961	359,917
All other fees(4)	1,895	1.895
Total fees	$2,361,313	$2,719,144
(1)
“Audit fees” consists of professional services provided in connection with the audit of our annual consolidated financial statements and the review of our unaudited quarterly consolidated financial statements.

(2)
“Audit-related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisitions and procedures related to other attest services.

(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters, assistance with sales tax, and assistance with tax audits.

(4)	“All other fees” consists of subscription fees for accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.

Vote Required
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
Vote Required
The approval of this advisory non-binding proposal requires the number of votes “FOR” this proposal to exceed the number of votes “AGAINST” this proposal that are present at the meeting or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.
The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-
BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in the following report of the Audit Committee is not considered to be “soliciting material” and shall not be deemed to be “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.
The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2022. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the U.S. Securities and Exchange Commission.
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the U.S. Securities and Exchange Commission.
Submitted by the Audit Committee
W. Eric Carlborg, Chair
Cathleen Black
Shelagh Glaser
Jacob Shulman

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Our Board of Directors
Our Board of Directors currently composed of the individuals identified in Proposal One and W. Eric Carlborg, who is not standing for reelection at the Annual Meeting. Five of our directors are independent within the meaning of the listing standards of the Nasdaq Global Market (“Nasdaq”). At the Annual Meeting, six directors will be elected, each to serve until the 2024 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.
The members of our Board of Directors and their ages as of March 31, 2023 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.
Name	Age	Position	Director Since
Rajeev K. Goel	45	Chief Executive Officer, Director	2006
Amar K. Goel	46	Chief Innovation Officer, Chairman, Director	2006
Cathleen Black*	79	Director	2014
W. Eric Carlborg*	59	Director	2012
Susan Daimler*	45	Director	2020
Shelagh Glaser*	58	Director	2022
Jacob Shulman*	52	Director	2022
*	Denotes Independent Director
Rajeev K. Goel Chief Executive Officer, Director
Rajeev K. Goel is one of our co-founders and has served as our Chief Executive Officer since December 2008. He also has served as a member of our Board of Directors since September 2006. He served as our General Manager from 2006 to 2008. Before co-founding our company, Mr. Goel served in various technical and business roles, including as a product marketing director at SAP AG, a publicly traded multinational enterprise software company, from 2005 to 2007. Mr. Goel was a Principal at Diamond Management and Technology Consultants, Inc., an information technology strategy consulting firm, from 2001 to 2005, and a co-founder and Vice President of Technology of Chipshot.com, an online retailer of custom-built golf equipment, from 1996 to 2000. Mr. Goel holds a B.A. in Economics, Political Science, and Spanish from The Johns Hopkins University and an M.S. in Computer and Information Technology from the University of Pennsylvania.

Our Board of Directors believes that Mr. Goel possesses specific attributes that qualify him to serve as a director, including the historical knowledge, operational expertise, and continuity that he brings to our Board of Directors as our co-founder and Chief Executive Officer.

Amar K. Goel Chief Innovation Officer, Chairman, Director
Amar K. Goel is our founder and has served as a member of our Board of Directors and Chairman since 2006. He has served as our Chief Innovation Officer, since February 2021, and previously supported us in various roles since our founding. He currently works for the company on a part-time basis. Since From May 2020 to December 2020, Mr. Goel served as a co-founder of Safeter, Inc., a company focused on helping workforces safely return to work amidst the COVID-19 pandemic and from January 2020 to February 2023 he was on the board of directors of Safeter, Inc. Since March 2021, Mr. Goel has served on the board of directors of Kredivo Holdings, a fintech company focused on Southeast Asia. Since May 2021, Mr. Goel has also served as a co-founder and CEO of Bito Inc., a company focused on developer collaboration tools. Mr. Goel served as our Chief Executive Officer from 2006 to 2008. He served as Chairman of the board of directors of RevX, Inc., an Asia-focused mobile advertising company from 2015 to 2018. Previously, he was the founder of Komli Media, Inc., an Asia-focused digital media platform company that was spun out of our company, where he served as Chairman of the board of directors from 2008 to 2015 and Chief Executive Officer from 2006 to 2011 and again from December 2013 to September 2015. Mr. Goel also served in various sales roles at Microsoft Corporation, a software, services and hardware company, from 2003 to 2006 and as a consultant at McKinsey & Co., a global management consulting firm, from 2000 to 2003. He was the co-founder, President, and Chief Executive Officer of Chipshot.com, an online retailer of custom-built golf equipment, from 1995 to 2000. Mr. Goel holds an A.B. in Economics and an M.S. in Computer Science from Harvard University.

Our Board of Directors believes that Mr. Goel possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our founder and his operational expertise and experience with software and digital advertising.

Cathleen Black Independent Former President, Hearst Corporation PubMatic Committees: Audit Committee Compensation Committee
Cathleen Black has served as a member of our Board of Directors since May 2014. Ms. Black served as chancellor of the New York City Department of Education in 2011, as President of Hearst Corporation, a multinational mass media group, from 1995 to 2010, and as President and Chief Executive Officer of Newspaper Association of America, a newspaper trade association, from 1991 to 1996. Ms. Black has previously served on the boards of directors of International Business Machines Corporation, a publicly traded multinational technology and consulting corporation, from 1996 to 2010 and The Coca Cola Company, a publicly traded multinational beverage company, from 1990 to 2010. Ms. Black holds a B.A. in English from Trinity College.

Our Board of Directors believes that Ms. Black possesses specific attributes that qualify her to serve as a director, including her background in media and business management.

Susan Daimler Independent President, Zillow Group, Inc. PubMatic Committees: Compensation Committee Nominating and Corporate Governance Committee
Susan Daimler has served as a member of our Board of Directors since November 2020. Ms. Daimler currently serves as President of Zillow Group, Inc., a publicly traded real estate technology company, leading the Premier Agent business and overseeing the buyer and seller product teams, StreetEasy and the corporate relations function, which includes internal and external communications, government relations and social impact. Ms. Daimler joined Zillow in October 2012 after its acquisition of Buyfolio, Inc., a co-shopping platform for real estate agents and home buyers, which she co-founded in 2009. Prior to Buyfolio, Ms. Daimler also co-founded the travel website SeatGuru, which was acquired by Expedia Group Inc. in 2007. She currently serves on the Board of Trustees at The Johns Hopkins University and previously served as the chairperson of the school’s Advisory Board to the Dean of Arts & Sciences. She earned a Bachelor of Arts in English from Johns Hopkins University.

Our Board of Directors believes that Ms. Daimler possesses specific attributes that qualify her to serve as a director, including her extensive business operating experience.

Shelagh Glaser Independent Chief Financial Officer, Synopsys, Inc. PubMatic Committees: Audit Committee
Shelagh Glaser has served as a member of our Board of Directors since June 2022. Ms. Glaser currently serves as the Chief Financial Officer of Synopsys Inc., an electronic design automation company since December 2022. She previously served as the Chief Financial Officer of Zendesk, Inc., a software-as-a-service company, from May 2021 to December 2022. Prior to that, Ms. Glaser served in senior finance roles at Intel Corporation, a multinational technology company, including serving as its Corporate Vice President and Chief Financial Officer and Chief Operating Officer for the Data Platform Group since July 2019 and serving as its Corporate Vice President and Chief Financial Officer and other senior roles at Client Computing Group from December 2013 to July 2019. Ms. Glaser holds a Bachelor of Arts in Economics from the University of Michigan and a Master’s in Business Administration from Carnegie Mellon University.

Our Board of Directors believes that Ms. Glaser possesses specific attributes that qualify her to serve as a director, including her qualification as an “audit committee financial expert” as defined by SEC Rules, and her experience in leadership finance roles with other companies.

Jacob Shulman Independent Chief Financial Officer, JFROG, Ltd. PubMatic Committees: Audit Committee
Jacob Shulman has served as a member of our Board of Directors since June 2022. Mr. Shulman currently serves as the Chief Financial Officer at JFrog Ltd., a software-as-a-service company, which he joined in May 2018. He previously served as Chief Financial Officer of Mellanox Technologies, Ltd., a supplier of computer networking products, from November 2012 to May 2018, Vice President of Finance from March 2012 until November 2012 and Corporate Controller from June 2007 to March 2012. Mr. Shulman holds a Bachelor of Science in Economics and Accounting from Tel Aviv University and a Master of Business Administration from College of Management Academic Studies.

Mr. Shulman has served as a member of the Board and as an Audit Committee Chair of Verbit Inc., a private company, since May 2021.

Our Board of Directors believes that Mr. Shulman possesses specific attributes that qualify him to serve as a director, including his qualification as an “audit committee financial expert” as defined by SEC Rules, and his experience as leadership roles with other technology companies.

Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, committee structure and functions, and other policies for the governance of the Company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at https://investors.pubmatic.com/investor-relations.
Codes of Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct is posted on the investor relations section of our website at https://investors.pubmatic.com/investor-relations. We intend to disclose future amendments to our code of conduct, or waivers of these provisions, on the same website or in public filings.
Our Team and Culture
Our culture and our team are our most important asset in building and expanding our business. Our team identifies new problems to solve, builds solutions, optimizes and extends our infrastructure, and acquires and serves customers. We believe that strong and diverse customer teams deepen customer relationships, promote innovation, and increase productivity.
Our people strategy revolves around creating employee experiences that foster deep employee engagement built upon personal development and achievement that is supported by continuous feedback, learning, and team building. Our steadfast focus on driving employee engagement has resulted in increasing employee retention rates and average global tenure.
We have achieved these results by delivering custom learning programs and creating opportunities for advancement that align with the dynamic needs of our business. Our practice of open and transparent communication coupled with a performance-based approach to compensation has created a culture in which employees feel empowered in their ability to influence and impact our business and be rewarded for their efforts. The value proposition we offer to our employees is rounded out with strong benefits programs that include paid family leave, health and wellness benefits and company sponsored opportunities to give back to the communities in which they work and live.
We are also committed to being inclusive in our hiring practices, promotion practices, and management practices as a means of ensuring equal opportunity for all employees as we continue to diversify our workforce. The diversity of our workforce has been publicly documented since 2017 with our annual Diversity & Inclusion Report.
It has always been our goal to attract and retain the best talent in the industry and our inclusive interview process includes finding those candidates that best add to our company mission, values, and cultural principles. These three guiding elements form a social contract between employees as well as set expectations for the common behaviors we can expect from each other and inform how we treat our customers. They are infused in every aspect of our business, from employee experience and workplace culture to marketing strategies and customers success.
Our mission: fuel the endless potential of internet content creators.
Values:
•	We put the customer first.
•	We are biased towards action.
•	We are leaders and innovators.
•	We are committed to integrity.
•	We celebrate teamwork.
Cultural Principles:
•	We will empower every individual team member and treat each other as partners.
•	We will make having fun a priority.
•	We will hire and retain the best talent.

•	We will communicate internally with honesty, transparency, and authenticity, including positive and negative information.
•	We will encourage diversity and inclusion of ideas and people, creating a high-trust and high-performance workplace.
As of December 31, 2022, we had 875 employees, of whom 275 were located in the United States, 481 in India, and 119 in our other offices around the world.
Board Composition and Leadership Structure
The positions of Chief Executive Officer and Chair of our Board of Directors are held by two different individuals: Rajeev K. Goel and Amar K. Goel, respectively. This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chair leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management.
Our Corporate Governance Guidelines, established by our Board of Directors, provide that when the Chair and Chief Executive Officer positions are held by the same person, a lead independent director will be designated. The lead independent director will, among other responsibilities, preside over executive sessions of our independent directors, serve as a liaison between the Chairman and the independent directors, and perform such functions and responsibilities as our Board of Directors may otherwise determine and delegate.
Board’s Role in Risk Oversight
Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at quarterly Board of Director meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The Compensation Committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk.
Director Independence
Our Class A common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Ms. Black, Mr. Carlborg, Ms. Daimler, Mr. Shulman and Ms. Glaser are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each directors’ business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates. Accordingly, the Board of Directors has determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under applicable Nasdaq listing standards.
Family Relationships
Amar K. Goel and Rajeev K. Goel are brothers. Otherwise, there are no family relationships between any of our directors or executive officers.
Board Diversity Matrix
Our Board of Directors includes two female directors and two directors from underrepresented minorities. The table below provides certain highlights of the composition of our Board of Directors as of April 10, 2023. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).
Board Diversity Matrix (as of April 10, 2023)
Total Number of Directors	7
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	0	1
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	1
Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, copies of which are available without charge on the investor relations section of our website at https://investors.pubmatic.com/investor-relations.
Audit Committee
Our Audit Committee is composed of Mr. Carlborg, Ms. Black, Mr. Shulman and Ms. Glaser. Mr. Carlborg is the chairperson of our Audit Committee. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. Carlborg, Mr. Shulman and Ms. Glaser are an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act.
Our Audit Committee is directly responsible for, among other things:
•	selecting and hiring our independent registered public accounting firm;

•	the qualifications, independence and performance of our independent auditors;
•	the preparation of the audit committee report to be included in our annual proxy statement;
•	overseeing our compliance with legal and regulatory requirements;
•	review our cybersecurity and information technology risks, controls and procedures;
•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
•	reviewing and approving related-person transactions.
Compensation Committee
Our Compensation Committee is composed of Ms. Black and Ms. Daimler. Ms. Black is the chairperson of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:
•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
•	evaluating and providing input for non-employee director compensation arrangements for determination by the management team;
•	administering our cash-based and equity-based compensation plans; and
•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.
The Compensation Committee has the sole authority and responsibility, subject to any approval by the Board of Directors which the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the Nasdaq rules, to determine all aspects of executive compensation packages for the Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations to our Board of Directors regarding the form and amount of compensation of non-employee directors. The Compensation Committee may take into account the recommendations of the Chief Executive Officer with respect to compensation of the other executive officers, and the recommendations of the Board of Directors or any member of the Board of Directors with respect to compensation of the Chief Executive Officer and other executive officers.
During the fiscal year ended December 31, 2022, the Compensation Committee engaged an independent executive compensation consulting firm, Frederic W. Cook & Company (“FW Cook”), to evaluate our executive compensation and Board of Directors compensation program and practices and to provide advice and ongoing assistance on these matters. Specifically, FW Cook was engaged to:
•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;
•	review and assess our current Board of Directors, Chief Executive Officer and other executive officer compensation policies and practices and equity profile, relative to market practices;
•	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the Compensation Committee; and
•	review market practices regarding base salary, bonus and equity programs.
Representatives of FW Cook met informally with the Chair of the Compensation Committee and attended the regular meetings of the Compensation Committee, including executive sessions from time to time without any members of management present. FW Cook worked directly with the Compensation Committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The Compensation Committee has determined that none of the work performed by FW Cook during the fiscal year ended December 31, 2022 raised any conflict of interest.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Daimler, who is also the chairperson of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•	identifying, considering and recommending candidates for membership on our Board of Directors;
•	overseeing the process of evaluating the performance of our Board of Directors; and
•	advising our Board of Directors on other corporate governance matters.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2022 were Ms. Black and Ms. Daimler. None of the members of our Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves or has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during the year ended December 31, 2022.
Hedging and Pledging Prohibitions
We have adopted an insider trading policy that that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive officers, which prohibits such individuals from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds unless specific pre-approval has been obtained from our Compliance Officer. Covered persons are also prohibited from pledging Company securities as collateral in a margin account or for loans unless specific pre-approval has been obtained from our General Counsel.
Board and Committee Meetings and Attendance
Our Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During the fiscal year ended December 31, 2022, the Board of Directors held seven meetings; the Audit Committee held four meetings; the Compensation Committee held five meetings; and the Nominating and Corporate Governance Committee held four meetings. During the fiscal year ended December 31, 2022, none of our directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure. The independent members of the Board of Directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.
Board Attendance at Annual Stockholders’ Meeting
We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of our annual meetings of stockholders by the members of our Board of Directors.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chair) may do so by letters addressed to:
PubMatic, Inc.
c/o Corporate Secretary
601 Marshall St.
Redwood City, California 94063

All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the members of the Board of Directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee is responsible for identifying, considering and recommending candidates to the Board of Directors for board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.
Our Nominating and Corporate Governance Committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies. During 2022, our Nominating and Corporate Governance Committee retained Russell Reynolds Associates to assist the Company in its search for two new independent directors.
Our Board of Directors encourages selection of directors who will contribute to the company’s overall corporate goals. The Nominating and Corporate Governance Committee may from time to time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and personal skills in media and technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.
In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also, under our Corporate Governance Guidelines, there are no limits on the number of terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the Nominating and Corporate Governance Committee considers director tenure. We value diversity on a company-wide basis but have not adopted a specific policy regarding Board diversity.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, PubMatic, Inc., 601 Marshall St., Redwood City, California 94063. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Non-Employee Director Compensation
Our Board of Directors has adopted a non-employee director compensation program which provides for the following compensation to non-employee directors:
Annual Cash Compensation
(1)	General Board Service Fee of $35,000, which was increased to $45,000 effective June 1, 2022.
(2)	Lead Independent Director Fee (in addition to General Board Service Fee): $20,000
(3)	Committee Chair Service Fee (in addition to General Board Service Fee; in lieu of Non-Chair Committee Member Service Fee set forth below):
(a)	Audit Committee chair: $20,000
(b)	Compensation Committee chair: $15,000
(c)	Nominating and Governance Committee chair: $7,000
(4)	Non-Chair Committee Member Service Fee (in addition to General Board Service Fee; in lieu of Committee Chair Service Fee):
(a)	Audit Committee member: $10,000
(b)	Compensation Committee member: $7,500
(c)	Nominating and Governance Committee member: $3,500
Each of the foregoing fees will be paid quarterly in arrears, in each case so long as the non-employee director continues to provide services in the applicable non-employee director capacity to us through such date and will be pro-rated (based on full calendar months served). Non-employee directors may elect to receive their cash fees in the form of deferred stock units. Any cash fees paid in the form of deferred stock units will settle on the earliest to occur of (i) the third anniversary of the annual stockholders meeting for the year in which such fees are payable, (ii) the date of a change of control, or (iii) the date of such non-employee director’s separation from service.
Annual Equity Compensation
Each non-employee director will be entitled to an annual equity award with an aggregate value of $175,000 (the “Annual Award”). The Annual Award will be payable in the form of restricted stock units and will vest on the earliest of (a) the date of the next annual meeting of our stockholders, (b) the date that is one year following the grant date, (c) the non-employee director’s death or disability, or (d) the date of a change in control. Non-employee directors may also elect to receive the Annual Award in the form of deferred stock units that settle on the earliest to occur of (i) the third anniversary of the grant date, (ii) the non-employee director’s death or disability, (iii) the date of a change of control, or (iv) the date of such non-employee director’s separation from service.
Non-employee directors are also reimbursed for reasonable expenses incurred in serving as a director, including travel expenses for attending meetings of our Board of Directors.

The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the fiscal year ended December 31, 2022. Employee directors receive no compensation for their service as directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)	Total ($)
Cathleen Black	$65,833	$174,987	$—	$240,820
W. Eric Carlborg(4)	—	$235,813	$—	$235,813
Susan Daimler(5)	—	$230,310	$—	$230,310
Jacob Shulman	$32,083	$160,412	$—	$192,495
Shelagh Glaser	$32,083	$160,412	$—	$192,495
(1)
The amounts reported in this column represent the aggregate grant date fair value of the stock awards granted to our directors during the year ended December 31, 2022, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by our directors.

(2)
Equity awards for non-employee directors are payable in the form of restricted stock units (“RSU”), with each RSU being entitled to receive one share of our Class A common stock at the time of vesting for no consideration.

(3)
As of December 31, 2022, Ms. Black, Mr. Carlborg, Ms. Daimler, Mr. Shulman and Ms. Glaser held unvested RSUs covering 9,062, 9,062, 9,062, 8,065 and 8,065 shares of our Class A common stock, respectively. None of our non-employee directors held stock options as of such date.

(4)
Mr. Carlborg was awarded 3,150 RSUs in lieu of his annual cash compensation which vested on December 31, 2022, and 9,062 RSUs for his annual equity award. Mr. Carlborg has deferred settlement of such RSUs until the earlier of (a) his death, (b) the date when he becomes disabled (as such term is defined in Section 409A of the Internal Revenue Code (the “Code”)), (c) the occurrence of a change in control (within the meaning of Section 409A of the Code), or (d) his separation from service from the Company (within the meaning of Section 409A of the Code).

(5)
Ms. Daimler was awarded 2,865 RSUs in lieu of her annual cash compensation which vested on December 31, 2022, and 9,062 for her annual equity award. Ms. Daimler has deferred settlement of such RSUs until the earlier of (a) her death, (b) the date when she becomes disabled (as such term is defined in Section 409A of the Internal Revenue Code (the “Code”)), (c) the occurrence of a change in control (within the meaning of Section 409A of the Code), or (d) her separation from service from the Company (within the meaning of Section 409A of the Code).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 1, 2023, for:
•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group;
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 43,034,898 shares of Class A common stock and 9,251,865 shares of Class B common stock outstanding on April 1, 2023. We have deemed all shares of common stock subject to options that are currently exercisable or that will become exercisable within 60 days of April 1, 2023 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PubMatic, Inc., 601 Marshall St., Redwood City, California 94063.
	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power †
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Named Executive Officers:
Rajeev K. Goel(1)	291,329	*	4,903,710	41.7%	30.7%
Amar K. Goel(2)	96,474	*	4,632,171	48.9%	33.7%
Steven Pantelick(3)	100,182	*	978,277	10.1%	7.1%
Mukul Kumar(4)	48,482	*	566,267	5.9%	4.1%
Jeffrey K. Hirsch(5)	55,763	*	291,250	3.1%	2.1%
Cathleen Black(6)	3,952	*	52,077	*	*
W. Eric Carlborg(7)	270,899	*	—	—	*
Susan Daimler(8)	2,865	*	3,000	*	*
Shelagh Glaser	—	*	—	—	*
Jacob Shulman	—	*	—	—	*
All executive officers and directors as a group (11 persons)(9)	872,867	2.0%	11,426,752	86.8%	65.9%

5% Stockholders:
The Vanguard Group(12)	4,421,931	10.3%	—	—	3.3%
Black Rock, Inc.	2,715,651	6.3%	—	—	2.0%
*	Represents beneficial ownership of less than one percent.
†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.

(1)
Consists of (i) 51,729 shares of Class A common stock held by Mr. Goel, (ii) 210,984 shares of Class B common stock held by Mr. Goel, (iii) 516,284 shares of Class B common stock held by The Goel Family Trust, of which Mr. Goel is a beneficiary, (iv) 581,260 shares of Class B common stock held by Mr. Goel, as custodian for the benefit of his children under the California Uniform Transfers to Minors Act, (v) 400,000 shares of Class B common stock held by The Goel Heritage Trust, of which Mr. Goel’s children are beneficiaries, (vi) 68,616 shares of Class B common stock held by The Goel Family Gift Trust, of which family members of Mr. Goel and certain other individuals are beneficiaries, (vii) 308,775 shares of Class B common stock held by a trust, of which a child of Mr. Goel is a beneficiary, (viii) 308,775 shares of Class B common stock held by a trust, of which a child of Mr. Goel is a beneficiary, (ix) 215,861 shares of Class A common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2023, (x) 23,739 shares of Class A common stock subject to restricted stock units held by Mr. Goel that are vested and unsettled as of the date of this table, and (xi) 2,509,016 shares of Class B common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2023..
(2)
Consists of (i) 6,026 shares of Class A common stock held by Mr. Goel, (ii) 791,000 shares of Class B common stock held by the Marais Irrevocable Trust, of which Mr. Goel’s spouse is a beneficiary, (iii) 791,000 shares of Class B common stock held by the Tuscan Irrevocable Trust, of which Mr. Goel is a beneficiary, (iv) 559,652 shares of Class B common stock held by the RAJN Trust-A, of which a child of Mr. Goel is a beneficiary, (v) 559,652 shares of Class B common stock held by the RAJN Trust-N, of which a child of Mr. Goel is a beneficiary, (vi) 1,269,136 shares of Class B common stock held by the Birchwood Trust, of which Mr. Goel and his spouse are the beneficiaries, (vii) 443,414 shares of Class B common stock held by Mr. Goel, as custodian for the benefit of his children under the California Uniform Transfers to Minors Act, (viii) 90,448 shares of Class A common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2023 and (ix) 218,317 shares of Class B common stock subject to options held by Mr. Goel that are exercisable within 60 days of April 1, 2023.

(3)
Consists of (i) 28,164 shares of Class A common stock held by Mr. Pantelick, (ii) 419,860 shares of Class B common stock held by Mr. Pantelick, (iii) 115,000 shares of Class B common stock held by Mr. Pantelick's spouse, (iv) 72,018 shares of Class A common stock subject to options held by Mr. Pantelick that are exercisable within 60 days of April 1, 2023 and (v) 443,417 shares of Class B common stock subject to options held by Mr. Pantelick that are exercisable within 60 days of April 1, 2023.

(4)
Consists of (i) 15,496 shares of Class A common stock held by Mr. Kumar, (ii) 189,600 shares of Class B common stock held by Mr. Kumar, (iii) 32,986 shares of Class A common stock subject to options held by Mr. Kumar that are exercisable within 60 days of April 1, 2023 and (iv) 376,667 shares of Class B common stock subject to options held by Mr. Kumar that are exercisable within 60 days of April 1, 2023.

(5)
Consists of (i) 17,467 shares of Class A common stock held by Mr. Hirsch, (ii) 38,296 shares of Class A common stock subject to options held by Mr. Hirsch that are exercisable within 60 days of April 1, 2023 and (iii) 291,250 shares of Class B common stock subject to options held by Mr. Hirsch that are exercisable within 60 days of April 1, 2023.

(6)
Consists of (i) 3,952 shares of Class A common stock held by Ms. Black, (ii) 14,577 shares of Class B common stock held by Ms. Black and (iii) 37,500 shares of Class B common stock subject to options held by Ms. Black that are exercisable within 60 days of April 1, 2023.

(7)
Consists of (i) 262,555 shares of Class A common stock held by Mr. Carlborg and (b) 8,344 shares of Class A common stock subject to restricted stock units held by Mr. Carlborg that are vested and unsettled as of the date of this table.

(8)
Consists of (i) 1,500 shares of Class B common stock held by Ms. Daimler, (ii) 1,500 shares of Class B common stock held by Ms. Daimler’s spouse and (iii) 2,865 shares of Class A common stock subject to restricted stock units held by Ms. Daimler that are vested and unsettled as of the date of this table.

(9)
Consists of (i) 386,640 shares of Class A common stock, (ii) 7,550,585 shares of Class B common stock, (iii) 451,279 shares of Class A common stock subject to options held by executive officers and directors as a group that are exercisable within 60 days of April 1, 2023, (iv) 3,876,167 shares of Class B common stock subject to options held by executive officers and directors as a group that are exercisable within 60 days of April 1, 2023 and (v) 34,948 shares of Class A common stock subject to restricted stock units held by executive officers and directors as a group that are vested and unsettled as of the date of this table.

(10)
Based solely on information reported by The Vanguard Group on a Schedule 13G filed with the SEC on February 9, 2023. The Schedule 13G reports that 4,421,931 shares of Class A common stock are beneficially owned by The Vanguard Group, with shared voting power over 68,865 shares, sole dispositive power over 4,319,589 shares and shared dispositive power over 102,342 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(11)
Based solely on information reported by Black Rock, Inc. on a Schedule 13G filed with the SEC on February 3, 2023. The Schedule 13G reports that 2,715,651 shares of Class A common stock are beneficially owned by Black Rock, Inc., with sole voting power over 2,662,450 shares and sole dispositive power over 2,715,651 shares. The address for Black Rock, Inc. is 55 East 52nd Street, New York, New York 10055.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 31, 2023. Our Board of Directors appoints our executive officers, who then serve at the discretion of our Board of Directors.
Name	Age	Position
Rajeev K. Goel	45	Chief Executive Officer, Director
Amar K. Goel	46	Chief Innovation Officer, Chairman, Director
Steven Pantelick	60	Chief Financial Officer
Mukul Kumar	51	President of Engineering
Jeffrey K. Hirsch	65	Chief Commercial Officer
Andrew Woods	39	General Counsel and Corporate Secretary
For biographical information regarding Rajeev K. Goel and Amar K. Goel, please refer to “Board of Directors and Corporate Governance” above.
Steven Pantelick has served as our Chief Financial Officer since 2011. Before joining us, Mr. Pantelick served as the Chief Financial Officer of Aggregate Knowledge Inc., a data management platform company, from 2007 to 2010; the Chief Financial Officer and Vice President of Operations of Kodak Gallery (formerly known as Ofoto Inc.), a technology company focused on imaging solutions and services for consumers, from 2004 to 2007; and as the Chief Financial Officer of SkyPilot Network, a broadband wireless equipment and networking company, from 2002 to 2003. From 1997 to 2001, Mr. Pantelick served in several roles at Blockbuster Inc., a movie and game rental entertainment company, including as Chief Operating Officer of the New Media division, Senior Vice President of U.S. Financial Operations, and Vice President of Worldwide Planning. Prior to Blockbuster, Mr. Pantelick spent seven years with Cadbury Schweppes plc in a variety of finance roles in the United States and Europe. Mr. Pantelick holds an A.B. from Harvard University and an M.B.A. from the Tuck School of Business at Dartmouth.
Mukul Kumar is one of our co-founders and has served as our President, Engineering since 2006. Before co-founding our company, Mr. Kumar was the Director of Engineering at PANTA Systems, Inc., a high-performance computing company, from 2005 to 2006, and Director of Engineering at Veritas (India) Limited, a storage solutions company, from 1997 to 2005. Mr. Kumar holds a B. Tech. in Electrical Engineering from the Indian Institute of Technology, Kharagpur.
Jeffrey K. Hirsch has served us in various roles, including in his current role as our Chief Commercial Officer, since March 2019, and previously supported us in various other roles, including, as our Head of Global Publisher Development, between January 2017 and February 2019, and our Chief Marketing Officer, between July 2016 and February 2019. Prior to joining us, he served as Chief Marketing Officer for SundaySky, Inc., a personalized video technology company, from June 2015 to June 2016, as President for Digital Remedy, a digital media execution and technology company, from July 2013 to May 2015, as Chief Executive Officer of Underdog Media, LLC, from 2011 to 2013, as Chief Executive Officer for Audience Science, Inc., a global data technology company, from 2008 to 2011, and Chief Revenue Officer for Audience Science, Inc. from 2006 to 2008. Mr. Hirsch holds a B.A. in Experimental Psychology from the University of California, Santa Barbara.
Andrew Woods has served as our General Counsel and Corporate Secretary since August 2022 where he oversees the Company’s global corporate, commercial, intellectual property and legal affairs. Prior to joining us, he served as a director & associate general counsel at Twitter from March 2015 to August 2022; as corporate counsel at demand-side platform Turn, Inc. from November 2013 to March 2015; the general counsel and a co-founder at Skill-in-Games, a data analytics firm from April 2012 to June 2013; and an associate at a boutique law firm where he focused on transnational litigation from September 2008 to October 2011. Before practicing law, Andrew served as a teaching fellow at the Harvard College of Economics. Andrew holds a J.D. from Harvard University and obtained his bachelor’s degree in History from the University of California, Los Angeles.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers (“NEOs”). During 2022, our NEOs were:
•	Rajeev K. Goel, our Chief Executive Officer (“CEO”);
•	Amar K. Goel, our Chief Innovation Officer;
•	Steven Pantelick, our Chief Financial Officer (“CFO”);
•	Mukul Kumar, our President of Engineering; and
•	Jeffrey Hirsch, our Chief Commercial Officer.
Our Compensation Committee operates under a formal written charter and has the sole authority and responsibility to review and approve the compensation package of our NEOs. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executives and approves the final compensation package, employment agreements, and incentive grants for our executives. Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company.
Executive Summary
Company Performance in 2022
For the fiscal year ended December 31, 2022, we continued to grow our annual revenue and increase our annual cash and marketable securities, while investing significantly in the future of our business. The second half of fiscal year 2022, especially the fourth quarter, had its challenges as our performance did not meet our expectations, due, in part, to sharp declines in ad spend across the industry which had an impact on our business. However, we had strong operational performance and strategy execution and we continued to grow faster than the industry leading to increased market share in spite of the headwinds caused by declines in ad spending. Our key business highlights were as follows:
•	Revenue Growth: Revenue for the fiscal year ended December 31, 2022 was $256.4 million, an increase of 13% over $226.9 million for the fiscal year ended December 31, 2021;
•
Net Income: Net income was $28.7 million, or $0.50 per diluted share for the fiscal year ended December 31, 2022, a decrease from net income of $56.6 million, or $1.00 per diluted share for the fiscal year ended December 31, 2021;

•
Cash and Marketable Securities: We ended 2022 with total cash, cash equivalents, and marketable securities of $174.4 million with no debt, an increase of 9% over the full year of 2021 and net of $28 million used for an acquisition;

•	Impression Processed: In 2022, we processed 159.1 trillion impressions, an increase of 72% over 2021 and our cost of revenue per impressions processed declined by nearly 19% compared to 2021;
•	Format Growth: Revenue from omnichannel video (across desktop and connected television) grew 42% year-over-year and represented 34% of our revenue in the fourth quarter of 2022; and
•	Global Headcount: In 2022, we increased our global headcount by 23%, with the majority of new hires in technology and go-to-market teams.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for performance. We believe our executive compensation program is competitive, reasonable, and appropriately balances the goals of attracting, retaining, motivating, and rewarding our executives with the interests of our stockholders.
The primary objectives of our executive compensation program are to:
•	attract, retain and motivate talented executives who are critical for our continued growth and success, and
•	align the interests of these executives with those of our stockholders.

Consistent with the foregoing, our executive compensation program for 2022 reflected the following:
•
“At-risk” compensation focuses executives on achievement of short- and long-term goals. Our executive compensation program is primarily performance-based, rewarding short-term operating results through annual cash bonuses and long-term stockholder returns through equity awards that vest over four years. In 2022, a majority of the target amount of compensation (base salary, target annual cash incentives, and the target value of equity awards) of our CEO and other NEOs was variable (approximately 92% and 85%, respectively), based on financial and/or stock price performance.

•
Short-term cash incentives are based on objective, measurable goals to drive the achievement of strong annual performance. Under the 2022 Executive Bonus Plan (the “Bonus Plan”), our NEOs were eligible for target bonuses ranging from 65% to 100% of base salary that could be earned based on achievement against semi-annual revenue and adjusted pre-tax net income goals.

•
Equity awards comprise a majority of executive’s target compensation and align executives with the interests of stockholders. Long-term equity incentives were granted in the form of stock options and restricted stock units (“RSUs”), each subject to service-based vesting requirements. Stock options are inherently performance-based, as executives realize value only if there is stock price appreciation and such appreciation is maintained through the applicable exercise and sale dates, thereby ensuring alignment with stockholders. RSUs serve to retain and motivate executives during the vesting period, and to align executives’ interests with those of our stockholders.

Positive Pay Practices
The Company’s executive compensation program reflects several positive pay governance practices, as follows:
What We Do	What We Don’t Do
✔ Grant compensation that is primarily at-risk and variable	✘ Reprice stock options
✔ Subject short-term incentive compensation to measurable and rigorous goals	✘ Provide uncapped incentives
✔ Use an independent compensation consultant	✘ Provide excessive perquisites
✔ Anti-Hedging and Pledging Policy	✘ Pay tax gross-ups on a change in control
✔ Stock options do not provide value unless there is a stock price increase	✘ Guaranteed annual increases in base salary or target bonus
✔ Structure compensation to avoid excessive risk taking	✘ Provide “single trigger” change in control payments
✔ Provide competitive compensation that is compared against an industry peer group	✘ Provide excessive severance benefits

2022 “Say-on-Pay” Advisory Vote on Executive Compensation
At our 2022 annual meeting of stockholders, our say-on-pay proposal received support from approximately 92% of the votes cast. Our Compensation Committee reviewed the results of the advisory vote as generally positive and believes that our stockholders, through this advisory vote, generally support our compensation philosophy and principles.
We intend to provide our stockholders the opportunity to annually cast a non-binding advisory vote on the compensation for our NEOs, consistent with the preferences of our stockholders as reflected in the non-binding advisory vote on the frequency of future say-on-pay votes conducted at our 2022 annual meeting of stockholders.
Determining Executive Compensation
Independent Consultant; Peer Group and Benchmarking
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to review our executive compensation programs and to assess the elements of our executive officers’ total compensation from a competitive standpoint. In 2022, the Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of the Nasdaq Global Market and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
FW Cook assisted the Compensation Committee in defining a peer group of industry-relevant and similarly-sized companies, and in benchmarking our executive compensation program against the peer group.
The peer group was updated in 2022 and developed considering a number of factors, including industry (primarily software companies) and scale and complexity (similar-sized market capitalization and revenue), among other factors. The Compensation Committee approved the peer group, which consisted of the following 17 companies.
Appian	Magnite	Repay Holdings
Cerence	Momentive Global	Shutterstock
Commvault Systems	PagerDuty	Sprout Social
Cornerstone OnDemand	Paylocity Holding	Switch
Domo	Qualys	Upland Software
LiveRamp	Rapid7
FW Cook provides the Compensation Committee with competitive benchmarks based on peer company disclosures and industry specific survey data. The Compensation Committee uses the competitive benchmarks to evaluate our executive compensation practices, including the target cash and equity compensation opportunities provided to our executives. While the Compensation Committee uses competitive data as a reference point in assessing compensation levels and practices, as discussed further below, a number of criteria are considered and there is no targeted benchmark level of compensation.
Pay Determinations
The Compensation Committee does not use a predefined framework to determine executive pay levels and considers various criteria when establishing executive compensation, including the executive’s scope of responsibilities, prior and current period performance, attainment of individual and overall company performance objectives, internal pay equity, and labor market conditions. The importance of each factor and the emphasis placed on specific factors may vary from executive to executive.
Generally, our Compensation Committee reviews and sets compensation arrangements for executive officers during the first quarter of each year. During 2022, the CEO reviewed the performance and compensation of our other NEOs (and other members of the executive team) and made recommendations as to their compensation to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives but does not participate in discussions regarding his own pay.

Elements of Executive Compensation
The primary compensation for executives consists of three principal components: base salary, target annual cash incentive bonus, and long-term equity incentives.
Base Salary
Base salaries for each executive are set taking into account such officer’s qualifications, experience, and contributions. Base salaries are reviewed annually, and any adjustment is determined based on an assessment of corporate performance, the performance of each executive officer against his or her individual job and functional area’s responsibilities, and competitive market conditions for executive compensation for similar positions. None of our executives are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. For 2022, base salaries were adjusted as follows, reflecting annual merit increases and market-based adjustments:
Name	2021 Salary	2022 Salary
Rajeev K. Goel	$550,000	$575,000
Amar K. Goel	$270,000	$266,000
Steven Pantelick	$468,000	$482,000
Mukul Kumar	$230,567	$233,000
Jeffrey Hirsch	$379,000	$400,000
Annual Cash Incentive Bonuses
For 2022, executives were eligible for bonuses under the Bonus Plan, a formal incentive plan with pre-established goals and weightings, which was designed to reward achievements based upon corporate performance. All payments pursuant to the Bonus Plan are subject to continued employment in good standing through the payment date. The purpose of the Bonus Plan is to reward individuals that contribute to the Company’s success and to align our executives’ short-term compensation opportunity with the Company’s business objectives and performance expectations.
For 2022, the Compensation Committee established target bonus opportunities for the NEOs which were expressed as a percentage of their respective base salaries. The table below shows the target annual cash bonus opportunity for each NEO as a percentage of his or her base salary and as a corresponding dollar amount:
Name	2022 Salary	2022 Target Bonus (as % of Base Salary)	2022 Target Bonus as a Dollar Amount
Rajeev K. Goel	$575,000	100%	$575,000
Amar K. Goel	$266,000	78%	$207,000
Steven Pantelick	$482,000	70%	$337,000
Mukul Kumar	$233,000	65%	$151,450
Jeffrey Hirsch	$400,000	67%	$268,000
Per the Bonus Plan, each NEO was eligible to receive a cash bonus for each half of the fiscal year in the event we achieved certain financial goals, with earned bonuses paid after the end of the fiscal year. Annual bonus funding is determined via a two-step process:
1.
Baseline funding for the semi-annual period is determined using the square function of actual revenue achievement as a percent of the target goal (e.g., achievement of 110% of goal results in bonus funding of 110% x 110% = 121% of target payout). Threshold performance of 80% of goal is required before any bonuses fund.

2.
The baseline funding for each semi-annual period is then increased or decreased based on adjusted pre-tax net income performance versus target. The ratio for the first half of 2022 was $0.04 per dollar and for the second half of 2022 was $0.04 per dollar. Adjustments are allocated to individual bonuses on a pro-rata basis based on their target bonus amounts.

Individual bonuses are capped at 250% of target, with actual payouts based on the funding formula described above. No bonus is paid if performance is below the threshold revenue level of 80% of target for each semi-annual period. The following table sets out the threshold amounts for each applicable performance metric (to the extent applicable), the target values, and the actual achievement for each half of calendar year 2022.
Metric	First Half of 2022			Second Half of 2022
	Threshold	Target	Actual	Threshold	Target	Actual
Revenue	$92.8	$116.0	$117.6	$129.6	$162.0	$138.8
Adjusted Pre-Tax Net Income (modifier)	—	$14.1	$27.2	—	$54.5	$32.4
Achievement (% Target)			153.1%			36.3%
The Committee chose revenue and adjusted pre-tax net income as incentive criteria for the Bonus Plan because it views these to be the best measures of the Company’s performance in the short-term, with greater weighting on revenue due to the importance of continued growth. Adjusted pre-tax net income is defined as income before income taxes and excluding stock-based compensations costs.
Consistent with the Company’s goal of achieving continued growth, the Compensation Committee set a revenue target of $116 million for the first half of 2022 and $162 million for the second half of 2022 (total annual target of $278 million), which reflected an increase of approximately 22.5% over the fiscal year 2021 revenue of $226.9 million. The Company achieved revenue of $256.4 million for the 2022 fiscal year, underperforming the annual target goal by 8% while at the same time increasing revenue from 2021 by 13%.
The adjusted pre-tax net income target goal was $14.1 million for the first half of 2022 and $54.5 million for the second half of 2022 (total annual target of $68.6 million) the Company achieved adjusted pre-tax net income of $ 67.8 million for the 2022 fiscal year, underperforming the annual target goal by 1.1%. Adjusted pre-tax net income in 2022 decreased from 2021 by 16%.
Based on these results, the Compensation Committee determined that the bonus had been achieved and earned at 94% of target. For 2022, the Compensation Committee approved the following bonus payments to each of our NEOs in accordance with the established formulas under the Bonus Plan. The table below reflect the calculated payouts for 2022.
	2022 Bonus Calculations
	Annual Base Salary ($)	Target Bonus as % of Base Salary	Payout as % of Target	Payout ($)
Rajeev K. Goel	$575,000	100%	94%	$541,833
Amar K. Goel	$266,000	78%	94%	$195,060
Steven Pantelick	$482,000	70%	94%	$317,561
Mukul Kumar	$233,000	65%	94%	$142,000
Jeffrey Hirsch	$400,000	67%	94%	$252,541
Long-Term Equity Incentives
Our Compensation Committee administers our long-term incentive compensation program and approves grants of equity awards to each of our executive officers which, for 2022, were granted in the form of stock options and RSUs. Stock options align executives’ realizable compensation with the creation of stockholder value and serve as an effective long-term incentive vehicle to retain talent and incentivize performance. Executives only realize value from options if our stock price increases following the grant date. RSUs support retention and provide alignment with stockholders’ interests during the vesting term.
The Compensation Committee considered several factors when determining the size, mix, and material terms of the 2022 equity awards, including peer group data and the CEO’s recommendations (other than with respect to himself).

For 2022, our NEOs were provided 25% of their equity awards in stock options, with the remaining 75% in time-based RSUs. The intended grant value is converted to a number of shares using a 20-trading day average closing price including the date of grant, to mitigate effects of daily stock price volatility. The following table sets forth the intended grant value and the number of shares of common stock subject to the stock options and RSUs granted to each NEO during calendar year 2022.
	2022 Annual Grants
	Target Grant Value ($)	Percentage of Award in Options	Options (number of shares)	Percentage of Award in RSUs	RSUs (number of shares)
Rajeev K. Goel	$6,000,000	25%	116,670	75%	179,784
Amar K. Goel	$1,598,000	25%	31,072	75%	47,883
Steven Pantelick	$2,700,000	25%	52,501	75%	80,903
Mukul Kumar	$1,200,000	25%	23,334	75%	35,957
Jeffrey Hirsch	$1,550,000	25%	30,140	75%	46,444
Stock options vest over four years, with 1/48th of the options vesting each month, and RSUs vest over four years, with 1/16th of the shares vesting each quarter (vesting in initial quarters may be slightly different based on the grant date).
Additional Policies and Benefits
Equity Grant Policies. Executives’ stock options are granted with an exercise price equal to the fair market value of our common stock, calculated based on the closing price on the date of grant. Equity grants to executives currently are made pursuant to our 2020 Equity Incentive Plan. We do not coordinate the grant of equity awards to the timing of releases of material non-public information.
Restrictions on Hedging or Pledging. Our Insider Trading Policy prohibits our directors and officers from placing securities into a margin account, engaging in short sales of our securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities held directly or indirectly, except in limited circumstances that are approved by our Compliance Officer. Directors and officers are also prohibited from pledging securities as collateral for loans, except in limited circumstances that are approved by our Compliance Officer.
Post-employment Compensation. The NEOs are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” These severance and change in control benefits are an essential element of the overall executive compensation package, and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of our stockholders.
Non-qualified Deferred Compensation Plan
We maintain a Non-Qualified Deferred Compensation Plan (the “NQDCP”), which provides that executives who meet minimum compensation requirements are eligible to defer up to 50% of their salaries and up to 100% of their annual cash incentive and long-term equity incentive awards. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above-market interest on account balances. Benefits under the NQDCP are unsecured and are general assets of PubMatic. Participants are generally eligible to receive payment of their vested benefit(s) at the end of their elected deferral period, in installments over an elected deferral period, or upon termination of their employment with PubMatic for any reason, or at such other date as may be necessary to comply with Section 409A of the Internal Revenue Code. On a termination of a participant’s service, the death or disability of a participant, an unforeseeable emergency with respect to a participant, or a change in control of the Company, all amounts deferred by the applicable participant pursuant to the NQDCP will be paid out in full, along with any relating earnings, on the terms and conditions set forth in the NQDCP. Deferrals authorized by an executive and the related earnings are always 100% vested.

Other Benefits. The Company provides certain additional benefits to executive officers that are generally available to all employees, including medical, dental, vision and life insurance coverage, as well as 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.
Summary Compensation Table
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our named executive officers during the fiscal years ended December 31, 2022, 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Rajeev K. Goel, Chief Executive Officer	2022	575,000	4,722,926	1,604,323	541,833	7,444,082
	2021	550,000	1,677,569	5,006,460	1,375,000	8,609,029
	2020	500,000	—	2,283,273	963,741	3,747,014
Amar K. Goel, Chief Innovation Officer	2022	266,000	1,257,886	427,269	195,060	2,146,215
	2021	270,000	639,061	1,907,235	440,000	3,256,296
	2020	257,593	—	189,940	307,832	755,365
Steven Pantelick, Chief Financial Officer	2022	482,000	2,125,322	722,411	317,561	3,647,294
	2021	468,000	1,437,917	1,489,538	805,000	4,200,455
	2020	454,545	—	762,277	473,610	1,690,432
Mukul Kumar, President of Engineering(2)	2022	233,000	944,590	320,865	142,000	1,640,455
	2021	230,567	671,020	667,525	348,303	1,917,415
Jeffrey K. Hirsch, Chief Commercial Officer	2022	400,000	1,220,084	414,725	252,541	2,287,350
	2021	379,000	830,775	850,867	615,000	2,675,642
	2020	367,813	—	378,252	425,370	1,171,435
(1)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units or stock options, as applicable, awarded to the named executive officer during each respective fiscal year as determined in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (ASC 718) and recorded as stock-based compensation in our financial statements. The assumptions used in calculating the dollar amounts recognized for financial statement reporting purposes of the awards reported in this column are set forth in Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. These dollar amounts reflect the accounting cost for these awards and do not necessarily correspond to the actual economic value of the awards.

(2)
Mr. Kumar was not a named executive officer prior to 2021. Mr. Kumar resides in Pune, India. Certain elements of his compensation are paid in Indian rupees, and are converted for comparison purposes to U.S. dollars based on the conversion rate as of December 31, 2022.

Equity Compensation
Grants of Plan-Based Awards for 2022
From time to time, we grant equity awards in the form of stock options and restricted stock units to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. The following table provides information about awards granted in 2022 to each of our NEOs.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Options and Awards ($)(2)
		Target	Maximum
Rajeev K. Goel	N/A	575,000	1,437,500	—	—	—	—
	2/4/2022	—	—	—	116,670	26.27	1,604,323
	2/4/2022	—	—	179,784	—	—	4,722,926
Amar K. Goel	N/A	207,480	518,700	—	—	—	—
	2/4/2022	—	—	—	31,072	26.27	427,269
	2/4/2022	—	—	47,883	—	—	1,257,886
Steven Pantelick	N/A	337,400	843,500	—	—	—	—
	2/4/2022	—	—	—	52,501	26.27	722,411
	2/4/2022	—	—	80,903	—	—	2,125,322
Mukul Kumar	N/A	151,450	378,625	—	—	—	—
	2/4/2022	—	—	—	23,334	26.27	320,865
	2/4/2022	—	—	35,957	—	—	944,590
Jeffrey Hirsch	N/A	268,000	670,000	—	—	—	—
	2/4/2022	—	—	—	30,140	26.27	414,725
	2/4/2022	—	—	46,444	—	—	1,220,084
(1)
Amount represents the potential target annual cash incentive award under our 2022 Executive Bonus Plan. No threshold payouts were established, and accordingly, the sub-column “Threshold ($)” is not applicable and has not been presented. Additional information regarding the 2022 Executive Bonus Plan is set forth in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Bonuses.”

(2)
Amounts represent the aggregate grant date fair values of the equity awards calculated in accordance with ASC Topic 718. All equity awards were granted under 2020 Equity Incentive Plan. The aggregate grant date fair value for the RSUs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. The aggregate grant date fair value for the stock options was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table and does not necessarily reflect the value that may be realized by the executive with respect to the awards. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2022 Annual Report.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding equity awards held as of December 31, 2022.
		Option Awards					Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Vesting Commencement Date (g)	Number of Shares or Units of Stock That Have Not Vested (5)(7)(#) (h)	Market Value of Shares or Units of Stock That Have Not Vested (1)($) (i)
Rajeev K. Goel(8)	07/08/2016(2)	1,198,442	—	1.11	07/07/2026	08/01/2016	—	—
	05/02/2017(3)(4)	240,574	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(3)(4)	350,000	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(3)(4)	244,792	5,208	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(3)(4)	437,500	162,500	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	120,096	130,540	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	26,737	89,993	26.27	02/02/2032	01/01/2022	—	—
							188,277	2,411,828
Amar K. Goel	05/02/2017(2)(3)	6,250	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(2)(3)	75,400	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(2)(3)	93,021	1,979	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(2)(3)	36,458	13,542	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	45,751	49,730	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	7,121	23,951	26.27	02/02/2032	01/01/2022	—	—
							46,943	601,340
Steven Pantelick	03/14/2018(3)(4)	148,626	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(3)(4)	125,000	3,125	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(3)(4)	145,832	54,167	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	34,313	37,297	36.25	01/28/2031	01/01/2021	—	—
	2/04/2022(5)(6)	12,031	40,470	26.27	02/02/2032	01/01/2022	—	—
							83,821	1,073,747
Mukul Kumar	05/02/2017(2)(3)	135,000	—	2.15	05/01/2027	02/01/2017	—	—
	03/14/2018(2)(3)	85,000	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(2)(3)	63,646	1,354	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(2)(3)	80,208	29,792	2.16	07/28/2030	01/01/2020	—	—
	1/29/2021(5)(6)	16,013	17,405	36.25	01/28/2031	01/01/2021	—	—
	2/04/2022(5)(6)	5,347	17,987	26.27	02/02/2032	01/01/2022	—	—
							37,655	482,361
Jeffrey K. Hirsch	08/16/2016(2)	160,000	—	1.11	08/15/2026	07/18/2016	—	—
	03/14/2018(2)(3)	62,904	—	3.89	03/13/2028	01/01/2018	—	—
	05/21/2019(2)(3)	16,694	1,458	2.97	05/20/2029	01/01/2019	—	—
	07/29/2020(2)(3)	46,861	27,083	2.16	07/28/2030	01/01/2020	—	—
	01/29/2021(5)(6)	19,826	21,549	36.25	01/28/2031	01/01/2021	—	—
	02/04/2022(5)(6)	6,907	23,233	26.27	02/02/2032	01/01/2021	—	—
							48,186	617,263
(1)
Market value based upon the closing price of a share of our Class A common stock on December 31, 2022. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over a specified period of time from the date of grant contingent upon continued employment and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

(2)	Granted under our 2006 Stock Option Plan.
(3)	Granted under our 2017 Equity Incentive Plan.
(4)
Of the total award, 1/48th of the shares of Class B common stock underlying the stock option vest monthly beginning on the one-month anniversary of the vesting commencement date, subject to the optionee’s continued service through the applicable vesting date.

(5)	Granted under our 2020 Equity Incentive Plan.
(6)
Of the total award, 1/48th of the shares of Class A common stock underlying the stock option vest monthly beginning on the one-month anniversary of the vesting commencement date, subject to the optionee’s continued service through the applicable vesting date.

(7)
The awards reported in this column (h) reflect the unvested RSUs awarded to our NEO’s in fiscal 2022 and fiscal 2021 under the 2020 Equity Incentive Plan. The first quarter of the fiscal 2022 RSU awards and the second quarter of the fiscal 2021 RSU awards vested during fiscal 2022. For additional information regarding the fiscal 2022 RSU awards, including the vesting terms, see the narrative discussion on “Long-Term Equity Incentives” section of the CD&A.

(8)	Includes, with respect to Mr. Goel's stock options granted on May 21, 2019, 38,381 shares of Class B common stock, which, if exercised, would remain subject to a right of repurchase.

Option Exercises and Stock Vested Table for 2022
The following table sets forth information with respect to the NEOs concerning the exercise of stock options and vesting of stock awards during the year ended December 31, 2022.
	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Rajeev K. Goel	—	—	33,710(3)	661,394
Amar K. Goel	—	—	12,998	247,959
Steven Pantelick	51,596	891,691	24,212	459,134
Mukul Kumar	—	—	10,963	207,666
Jeffrey Hirsch	50,000	867,615	13,933	264,184
(1)
Based upon the closing price of a share of our Class A common stock on the date of exercise, which ranged from $13.41 per share to $22.49 per share, less the exercise price of the associated stock option multiplied by the number of shares of our Class A common stock exercised.

(2)
Based upon the closing price of a share of Class A common stock on the date of vesting, which ranged from $12.81 per share to $26.48 per share, multiplied by the number of shares of our Class A common stock that vested.

(3)
In connection with Mr. Goel’s 2021 RSU award, Mr. Goel made a deferral election pursuant to which settlement of all RSUs has been deferred until January 29, 2026. 10,551 of the shares listed were deferred until January 29, 2026.

Nonqualified Deferred Compensation - Fiscal 2022
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Rajeev K. Goel	188,459	—	(283,572)	270,316
Amar K. Goel	—	—	—	—
Steven Pantelick	—	—	—	—
Mukul Kumar	—	—	—	—
Jeffrey Hirsch	—	—	—	—
(1)
The executive contribution amounts under the NQDCP were included in fiscal 2022 compensation in the “Stock Awards” column of the Summary Compensation Table above. The executive contribution amounts represent the value of fully vested deferred restricted stock units based on the closing share price of the Company’s Class A common stock on the Nasdaq Global Market on the vesting date and is included in the “Value Realized on Vesting” column of the Option Exercises and Stock Vested Table for 2022.

(2)
The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the fully vested deferred restricted stock units under the NQDCP in fiscal 2022 (i.e. appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(3)	$365,429 of the amount in this column was previously reported as compensation to Mr. Goel in the Summary Compensation Table for the prior years reported.
No withdrawals or distributions were made from the NQDCP in fiscal 2022.
For additional information about our NQDCP, see “—Additional Policies and Benefits—Non-qualified Deferred Compensation Plan” above.
Employment Agreements
We have entered into executive employment agreements with each of our NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause.
Rajeev K. Goel
On December 18, 2007, we entered into an offer letter, as amended and restated on May 10, 2017, with Mr. Goel, our Chief Executive Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Goel does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Goel’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Amar K. Goel
On August 24, 2016, we entered into an offer letter, as amended July 15, 2019, with Mr. Goel, our Chief Innovation Officer, Founder, and Chairman. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Goel does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Goel’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Steven Pantelick
On November 7, 2011, we entered into an offer letter, as amended May 10, 2017, with Mr. Pantelick, our Chief Financial Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Pantelick does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Pantelick’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Mukul Kumar
On November 7, 2007, we entered into an offer letter, as amended May 10, 2017, with Mr. Kumar, our President, Engineering. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Kumar does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Kumar’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Jeffrey K. Hirsch
On July 18, 2016, we entered into an offer letter with Mr. Hirsch, our Chief Commercial Officer. This offer letter provides for an annual base salary, paid in periodic installments in accordance with our regular payroll practices and subject to applicable withholdings and deductions. Mr. Hirsch does not have a fixed employment term but has agreed to provide two months’ written notice of intention to terminate. Pursuant to Mr. Hirsch’s offer letter, he is eligible to participate in our annual performance bonus plan and our employee benefit plans, including health insurance, that we offer to our employees.
Retention Agreements
On January 29, 2021, we entered into retentions agreements (the “Retention Agreements”) with each of Rajeev K. Goel, Amar K. Goel, Steven Pantelick, Mukul Kumar and Jeffrey K. Hirsch. The Retention Agreements were approved by the Compensation Committee and supersede all other agreements and understandings between the us and each participant with respect to any severance entitlement and vesting acceleration entitlements, if any.
The Retention Agreements provide for the provision of certain benefits upon either a termination by us of the participant’s employment without “cause” or a voluntarily resignation for “good reason” (each, as defined in the Retention Agreements, and collectively a “qualifying termination”). In addition, the Retention Agreements provide for different benefits in the event of a “qualifying termination” either (x) within 24 months following a “change of control” (as defined in the Retention Agreements) or (y) within three months preceding a “change of control” (provided that such termination follows a “potential change of control,” as defined in the Retention Agreements; collectively, a “CIC qualifying termination”). Payment of all benefits under the Retention Agreements will be contingent upon the participant’s execution of a release of claims within 60 days following his or her separation from service, and no payments will be made pursuant to the Retention Agreements until the expiration of such 60-day period.

The Retention Agreements are subject to a three-year term, with automatic auto-renewal unless we provide prior notice of non-renewal three months in advance of the renewal date. Non-renewal of the Retention Agreements does not constitute a qualifying termination or a CIC qualifying termination.
The Retention Agreements provide for different benefits upon a qualifying termination or a CIC qualifying termination dependent on a participant’s level of participation.
Rajeev K. Goel entered into a Chief Executive Officer Retention Agreement. The Chief Executive Officer Retention Agreement provides for the following benefits upon a qualifying termination: cash severance in an amount equal to 18 months of base salary, a pro-rata target bonus payment, COBRA continuation coverage for a period of 15 months, a 12-month period following termination in order to exercise any outstanding options, and 12-months of vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria). The Chief Executive Officer Retention Agreement provides for the following benefits upon a CIC qualifying termination: cash severance in an amount equal to 18 months of base salary, a cash payment equal to 150% of target bonus opportunity, COBRA continuation coverage for a period of 18 months, a 12-month period following termination in order to exercise any outstanding options, and full vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria).
Each of Amar K. Goel, Steven Pantelick, Mukul Kumar and Jeffrey K. Hirsch entered into a Tier 1 Retention Agreement (each of Amar K. Goel, Steven Pantelick, Mukul Kumar and Jeffrey K. Hirsch, the “Tier 1 Participants”). The Tier 1 Retention Agreement provides for the following benefits upon a qualifying termination: cash severance in an amount equal to 12 months of base salary, a pro-rata target bonus payment, COBRA continuation coverage for a period of 12 months, and a 12-month period following termination in order to exercise any outstanding options. The Tier 1 Retention Agreement provides for the following benefits upon a CIC qualifying termination: cash severance in an amount equal to 12 months of base salary, a cash payment equal to 100% of target bonus opportunity, COBRA continuation coverage for a period of 15 months, a 12-month period following termination in order to exercise any outstanding options, and full vesting acceleration for all outstanding unvested equity awards (other than any awards that vest upon the satisfaction of performance criteria).
Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment or settlement of benefits under the Retention Agreements may be delayed for six months if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with us.

Potential Payments Upon Termination or Change in Control Table
The table below summarizes the payments and benefits available to each NEO under various termination scenarios, assuming the separation from service was on December 31, 2022.
Name and Termination Scenario	Cash Severance ($)(1)	Pro-Rata Bonus ($)(2)	Equity Awards ($)	Benefits ($)(3)	Total Payout ($)
Rajeev K. Goel Qualifying Termination CIC Qualifying Termination	862,500	575,000	2,359,650	26,672	3,823,822
	862,500	1,437,500	3,017,978	32,082	5,350,060
Amar K. Goel Qualifying Termination CIC Qualifying Termination	266,000	207,480	—	22,188	495,668
	266,000	414,960	611,654	27,735	1,320,349
Steven Pantelick Qualifying Termination CIC Qualifying Termination	482,000	337,400	—	22,097	841,497
	482,000	674,000	1,314,611	27,621	2,498,232
Mukul Kumar Qualifying Termination CIC Qualifying Termination	232,000	151,450	—	—	383,450
	232,000	302,900	630,921	—	1,165,821
Jeffrey K. Hirsch Qualifying Termination CIC Qualifying Termination	400,000	268,000	—	15,793	683,793
	400,000	536,000	920,043	19,741	1,875,784
(1)	The cash severance amount included in the table above is equal to 18 months base salary (in the case of Rajeev K. Goel) and 12 months base salary (in the case of the Tier 1 Participants).
(2)
The pro-rata bonus amount included in the table above for a qualifying termination is equal to the NEOs full target bonus amount for 2022; the pro-rata bonus amount included in the table above for a CIC qualifying termination is equal to 150% of the target bonus amount (for Rajeev K. Goel) and 100% of the target bonus amount (for all Tier 1 Participants).

(3)
Rajeev K. Goel is entitled to continued coverage under our health, dental and vision plans for 15 months following a qualifying termination and for 18 months following a CIC qualifying termination and the Tier 1 Participants are entitled to continued coverage for 12 months following a qualifying termination and 15 months following a CIC qualifying termination. Amount represents the estimated value of such continued coverage as of December 31, 2022, as based on actual 2022 premiums.

CEO Pay Ratio Disclosure
Pursuant to the Exchange Act, we are required to disclose the ratio of the total annual compensation of our CEO, Rajeev K. Goel to the median of the total annual compensation of all of our employees (excluding our CEO). Once the median employee was identified based on the methodology described below, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee’s annual total compensation for 2022 was $57,554. This figure reflects, in part, the global nature of our employee base: as of December 31, 2022, 600 of our 875 employees were located in countries outside of the United States. Our CEO’s annual total compensation for 2022 was $7,444,082 as reported in the 2022 Summary Compensation Table and which, as discussed above, reflects industry trends and executive compensation levels from our peer companies. Therefore, our CEO to median employee pay ratio was 129:1 for 2022. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
In determining the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding the CEO), we selected December 31, 2022 as the determination date for identifying the median employee for purposes of this disclosure. We selected annual total direct compensation as our consistently applied compensation measure, which we calculated as cash compensation from base wages and actual bonuses. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees. Compensation was annualized for our employees who were hired in 2022 and for employees on an unpaid leave of absence in 2022. Compensation for international employees was converted to U.S. dollar equivalents using a year-end exchange rate and no cost of living adjustments were made.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

Pay Versus Performance Disclosure
In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid to our principal executive officer (“PEO”) and Non-PEO NEOs and certain Company financial performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure in making its pay decision for any of the fiscal years show. For further information concerning the Company pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The following table summarizes the executive compensation included in the summary compensation table for the Company’s PEO and the other NEOs, the executive compensation actually paid to the Company’s PEO and other NEO’s (as determined pursuant to SEC disclosure rules) and certain financial performance measures of the Company and its peer group for the fiscal years ended December 31, 2022, 2021, and 2020 (each a “Covered Year”).
Year[1]	Summary Compensation Table (“SCT”) Total for PEO[2] (a)	Compensation Actually Paid to PEO[3]	Average Summary Compensation Table Total for Non-PEO NEOs[2] (b)	Average Compensation Actually Paid to Non-PEO NEOs[3]	Value of Initial Fixed $100 Investment Based On4		Net Income (in millions)	Revenue (in millions)[5]
					Total Shareholder Return	Peer Group Total Shareholder Return
2022	$7,444,082	($4,325,656)	$2,430,191	($610,944)	$43	$86	$29	$256
2021	$8,609,029	$13,606,543	$3,012,452	$4,317,545	$116	$137	$57	$227
2020	$3,747,014	$20,493,522	$1,205,744	$5,994,094	$100	$100	$27	$149

1.
Rajeev Goel served as the Company's principal executive officer (“PEO”) for the entirety of fiscal years 2020, 2021, and 2022. The Company’s non-PEO NEOs for fiscal years 2020, 2021 and 2022 were Amar Goel, Steven Pantelick and Jeffrey Hirsch. Mukul Kumar was a non-PEO NEO in fiscal years 2021 and 2022.

2.
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for our PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our non-PEO NEOs.

3.
Amounts reported in these columns represent (i) the compensation actually paid to the PEO, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below and (ii) the compensation actually paid to the PEO, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below.

4.
The Peer Group Total Shareholder Return (“TSR”) set forth in this table is based on Nasdaq US Benchmark software & Computer Services Total Return Index]. The comparison assumes $100 was invested for the period starting December 8, 2020, the first day the Company’s common stock began trading on the Nasdaq, through the end of the listed year in the Company and in Nasdaq US Benchmark software & Computer Services Total Return Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
The Company’s Revenue is a key driver of the Company’s performance and stockholder value creation and Revenue achievement was one of two factors under our Bonus Plan for calendar year 2022 (the other being Adjusted Pre-Tax Net Income).

For each Covered Year, in determining the Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our Other NEOs, we deducted and added back the following amounts from the total amounts of compensation reported in columns (a) and (b) for each Covered Year. Note that the dollar amounts shown in this table do not reflect the actual amount of compensation earned by or paid to our PEO or Other NEOs during the applicable years.
	2022		2021		2020
	PEO	Average Other NEOs	PEO	Average Other NEOs	PEO	Average Other NEOs
Total Compensation, as reported in the “Summary Compensation Table” for the indicated fiscal year.	$7,444,082	$2,430,191	$8,609,029	$3,012,452	$3,747,014	$1,205,744
Minus Aggregate grant date fair value of the stock awards and option awards granted during the indicated fiscal year. Amounts shown are the amounts reported in the Summary Compensation Table	($6,327,249)	($1,858,288)	($2,927,455)	($2,123,485)	($2,283,273)	($443,490)
Plus Year-end Fair Value of Unvested Equity Awards Granted during the indicated Fiscal Year	$2,368,591	$695,582	$4,202,667	$1,328,745	$12,002,384	$2,333,800
Plus (Minus) Year-over-Year Change in Fair Value of Unvested Equity Awards Granted in Prior Years that are Outstanding and Unvested at Year-End of the indicated Fiscal Year	($5,425,582)	($1,286,001)	$2,362,649	$541,431	$5,698,762	$2,529,876
Plus Fair Value at Vesting Date of Awards Granted and Vested in the indicated Fiscal Year	$926,258	$272,002	$1,606,640	$494,374	$755,463	$146,895
Plus (Minus) Year-over-year Change in Fair Value of Awards Granted in Prior Years that Vested During the indicated Fiscal Year	($3,311,757)	($864,430)	$3,509,587	$1,064,028	$573,173	$221,269
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0	$0	$0	$0	$0
Plus Value of Dividends or Other Earnings Paid on Unvested Awards not Otherwise Reflected in Fair Values	$0	$0	$0	$0	$0	$0
Compensation Actually Paid	($4,325,656)	($610,944)	$13,606,543	$4,317,545	$20,493,522	$5,994,094
Values for stock awards and option awards and option awards included in this table have been computed in accordance with FASB ASC 718.
“Compensation actually paid,” as required under SEC rules, reflects cash compensation actually paid as well as adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards which can only be determined upon the ultimate sale of the stock underlying such awards. “Compensation actually paid” generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Compensation Discussion and Analysis” in this proxy statement.

The charts below display the relationship between “compensation actually paid” to our PEO and Other NEOs in each of fiscal years 2020, 2021, and 2020 and (1) total shareholder return for both our common stock and the Nasdaq US Benchmark software & Computer Services Total Return Index (2) our net income, and (3) our revenue.

CAP vs. TSR
$137.3
$100.0
$115.6
$85.9
$100.0
$20.5M
$13.6M
$43.5
$6.0M
$4.3M
($0.6M)
($4.3M)
2020
2021
2022
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Company TSR
Peer Group TSR

Tabular List of Most Important Financial Performance Measures
The following table presents what we believe are the most important financial measures we used to link executive pay for our PEO and Other NEOs for 2022 to our performance and are the sole performance measures utilized under our Bonus Plan. The measures included in this list are not ranked.
Performance Measure	Type of Performance Disclosure
Revenue	Financial
Adjusted Pre-Tax Net Income	Financial

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2022:
Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)(2)(3)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(2)(4) (c)
Equity compensation plans approved by stockholders	Class A	1,036,069	7.38	3,302,214
	Class B	5,439,441	7.38	—
Equity compensation plans not approved by stockholders	Class A	—	—	—
	Class B	—	—	—
Total	Class A and Class B	6,475,510	7.38	3,302,214
(1)
The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Includes the 2020 Plan.
(3)	Includes the 2017 Plan and the 2006 Plan.
(4)
Consists of 1,048,435 shares of Class A common stock available under the 2020 ESPP and 2,253,779 shares of Class A common stock available under the 2020 Plan. There are no shares of common stock available for issuance under our 2017 Plan or 2006 Plan, but these plans continue to govern the terms of options and granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2017 Plan and the 2006 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2020 Plan. In addition, the number of shares reserved for issuance under our 2020 Plan increased automatically by 2,635,259 on January 1, 2023 and will increase automatically on the first day of January of each of 2024 through 2030 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our Board of Directors. The number of shares reserved for issuance under our 2020 ESPP increased automatically by 527,051 on January 1, 2023 and will increase automatically on the first day of January of each year during the term of the 2020 ESPP by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our Board of Directors or the Compensation Committee. These increases are not reflected in the table above.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in the following report of the Compensation Committee is not considered to be “soliciting material” and shall not be deemed to be “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.
The Compensation Committee has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this “Compensation Discussion and Analysis” section be included in our 2022 Annual Report and this proxy statement.
Submitted by the Compensation Committee
Cathleen Black, Chair
Susan Daimler

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
From January 1, 2022 to the present, there have been no transactions other than the ones described below, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Information About the Board of Directors and Corporate Governance” and “Executive Compensation” above.
Policies and Procedures for Related-Party Transactions
Our Board of Directors has adopted a written related person transactions policy. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or our Nominating and Corporate Governance Committee in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the related party’s relationship to the Company and interest in the transaction and the potential impact on a director’s independence if the related party is a director.
Relationship with Zillow Group, Inc.
Susan Daimler currently serves as President of Zillow Group, Inc. (“Zillow”). Zillow has been a customer of ours since 2012 and we earned approximately $0.3 million on Zillow advertising that ran through our platform in the fiscal year ended December 31, 2022. We have standard customer agreements with Zillow that were negotiated in the ordinary course of business.
Transactions with Directors and Officers
During 2022, we contracted with Safeter Inc. (“Safeter”) to provide us with certain return to work services. The amount involved does not exceed $120,000, but our Audit Committee reviewed and approved the transaction as Safeter was founded by Amar K. Goel, our Chief Innovation Officer and Chairman, and both Amar K. Goel and Rajeev K. Goel, our Chief Executive Officer and Director, are significant shareholders of Safeter.
Indemnification Agreements
We have entered or will enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware General Corporation Law. Subject to very limited exceptions, our bylaws also require us to advance expenses incurred by our directors and officers.

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at PubMatic, Inc., 601 Marshall St., Redwood City, California 94063, Attention: Corporate Secretary.
To be timely for our 2024 annual meeting of stockholders (the “2024 Annual Meeting”), a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on January 31, 2024 and not later than 5:00 p.m. Eastern Time on March 2, 2024. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the 2024 Annual Meeting, the information required by applicable law and our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2024 Annual Meeting must be received by us not later than December 21, 2023 in order to be considered for inclusion in our proxy materials for that meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who beneficially own more than 10% of our common stock, file reports of ownership of our securities and changes in their ownership with the SEC.
Based solely upon a review of the reports filed with the SEC, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of (i) Eric Carlborg, who failed to timely file a Form 4 on June 3, 2022 with respect to one transaction, (ii) Susan Daimler, who failed to timely file a Form 4 on June 3, 2022 with respect to one transaction, (iii) Jeffrey Hirsch, who failed to timely file a Form 4 on December 14, 2022 with respect to three transactions, (iv) Mukul Kumar, who failed to timely file a Form 4 on January 20, 2022 with respect to two transactions, and (v) and CNH Capital Co. Ltd., who failed to timely file a Form 3 on March 14, 2022 upon becoming a beneficial owner of more than 10% of our securities.
Available Information
We will mail to any stockholder, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
PubMatic, Inc.
601 Marshall St.
Redwood City, California 94063
Attention: Investor Relations
The Annual Report on Form 10-K is also available on the Investor Relations section of our website, which is located at https://investors.pubmatic.com/investor-relations. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report on Form 10-K.

OTHER MATTERS
Our Board of Directors does not presently intend to bring any other business before the Annual Meeting and so far as is known to our Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the best judgment of the persons voting such proxies.

PUBMATIC, INC.
601 MARSHALL ST.
REDWOOD CITY, CA 94063

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PUBM2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Cathleen Black 02) Susan Daimler 03) Shelagh Glaser 04) Amar K. Goel 05) Rajeev K. Goel
06) Jacob Shulman

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000608733_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

PUBMATIC, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 31, 2023 9:00 a.m. Pacific Time

The undersigned hereby appoints Rajeev K. Goel and Andrew Woods, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Pubmatic, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on May 31, 2023 at www.virtualshareholdermeeting.com/PUBM2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000608733_2 R1.0.0.6

Continued and to be signed on reverse side